Exhibit 5

                        THIRD AMENDMENT TO
                         RIGHTS AGREEMENT


     This Third Amendment to Rights Agreement by and between Melamine Chemicals, Inc., a Delaware corporation (the "Company"), and Wachovia Bank, N.A. (formerly Wachovia Bank and Trust Company, N.A.) (the "Rights Agent") is entered into as of October 9, 1997.


                       W I T N E S S E T H:

     WHEREAS, on November 5, 1990, the Board of Directors of the Company authorized the issuance and declared a dividend of one right (a "Right") for each share of common stock, par value $.01 per share, of the Company outstanding as of the close of business on November 15, 1990, with each Right representing the right to purchase 1/100 of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company;

     WHEREAS, the Board of Directors of the Company further authorized the issuance of one Right with respect to each share of common stock of the Company that shall become outstanding between November 15, 1990 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date, as defined in that certain Rights Agreement (the "Rights Agreement"), dated as of November 5, 1990 between the Company and the Rights Agent;

     WHEREAS, Section 7 of the Rights Agreement originally defined "Final Expiration Date" as the "close of business on November 15, 1991;"

     WHEREAS, Section 27 of the Rights Agreement provides, in part, that the Company and the Rights Agent may, without the approval of, or notice to, the holders of the Rights, amend or supplement the Rights Agreement to make any provision with respect to the Rights that the Company deems necessary or desirable;

     WHEREAS,   pursuant   to   Section  27  of  the  Rights
Agreement, on August 7, 1991, the Company and the Rights Agent amended Section 7 of the Rights Agreement to extend the Final Expiration Date to the close of business on November 15, 1994;

     WHEREAS,   pursuant   to   Section  27  of  the  Rights
Agreement, on August 3, 1994, the Company and the Rights Agent amended Section 7 of the Rights Agreement to extend the Final Expiration Date to the close of business on November 15, 1997; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to further amend and modify the Rights Agreement to extend further the effective term of the Rights Agreement by defining the Final Expiration Date as of the close of business on November 15, 1998;

     NOW THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

     1. The definition of Final Expiration Date as set forth in Section 7(a)(i) of the Rights Agreement, as amended, is hereby amended to read in its entirety as follows:

          "(i) the close of business on November 15, 1998 (the "Final Expiration Date")"

     2. Except as expressly set forth herein, this Third Amendment to Rights Agreement shall not be implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreement contained in the Rights Agreement, as heretofore amended, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREAS, the parties hereto have caused this Third Amendment to Rights Agreement to be executed by their respective proper and duly authorized officers as of the date first above written.

ATTEST:                                 MELAMINE CHEMICALS, INC.



BY:  /s/ Wayne D. DeLeo                 BY:  /s/ Frederic R. Huber
     -------------------------               ---------------------
     Wayne D. DeLeo, Vice President          Frederic R. Huber
     and Chief Financial Officer             President


ATTEST:                                 WACHOVIA BANK,N.A.



BY:  /s/  Darrell V. Milton             BY:  /s/  Molly A. Long
     -------------------------               ---------------------------
Name:  Darrell V. Milton                Name:  Molly A. Long
Title:  Assistant Secretary             Title:  Senior Vice President